Exhibit 99.B(d)(61)

Schedule A

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

Legal and General Investment Management America, Inc.

As of September 15, 201, as amended March 30, 2012

SEI INSTITUTIONAL INVESTMENTS TRUST

Long Duration Fund

Long Duration Corporate Bond Fund

Schedule B

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

Legal and General Investment Management America, Inc.

As of September 15, 2011, as amended March 30, 2012

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Investments Trust

[REDACTED]

SEI Investments Management Corporation	Legal and General Investment Management America, Inc.

By:	By:

/s/ William T. Lawrence	/s/ Werner Vetsch

Name:	Name:

William T. Lawrence	Werner Vetsch

Title:	Title:

Vice President	Director